PROGEN
                                                              INDUSTRIES LIMITED

CODE OF ETHICS FOR EXECUTIVE DIRECTORS AND CHIEF FINANCIAL OFFICER ("CFO")

Progen's Executive Directors (currently the Chairman and Managing Director), CFO and relevant management hold an important and elevated role in corporate governance compliance. In particular, the executive directors and CFO are entrusted and responsible for ensuring that stakeholders' interests are appropriately protected and preserved. As such this Code covers the rules regarding their individual responsibilities to the Company, the public and its stakeholders.

Progen's Executive Directors, Chief Financial Officer and relevant management are responsible for full, fair, accurate and timely disclosure of all pertinent public communications, reports and documents filed with the ASX (Australian Stock Exchange) and the SEC (Securities and Exchange Commission of the U.S.A.).

Consequently,  Progen's  Executive  Directors  and  CFO  undertake  to:

     - Maintain professionalism in all Company dealings and not to use Company or stakeholder information for personal gain.

     - Ensure the provision of appropriate public disclosure in the Company's reports, documents and communications in a timely, accurate and objective manner.

     - Ensure that all Company property and assets are appropriately maintained and protected.

     - Promptly bring to the attention of the Company's Board and material issues that may affect the Company's disclosures made, or proposed to be made, by Progen in its public filings.

     - Ensure that the Company follows all applicable laws and regulations concerning its operations and business, including environmental and anti-discrimination laws.

     -    Act  in  good  faith  and  with  due  care.

     - Act with honesty and integrity, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

     - Respect confidentiality in the form of information received unless required to comply with legal requirements for disclosure.

     - Promptly bring to the attention of the Company's Board information concerning any material violation of this Code.

     - Assist the Audit Committee in fulfilling its own charter, specifically relating to issues concerning;

          o Deficiencies in internal controls which may affect the Company's ability to fulfil disclosure requirements

          o    Company  fraud  by  its  management  or  employees

          o Conflicts of interest relating to professional and/or personal issues

          o Infringement of any applicable laws and regulations pertaining to the Company's business.

In the event of a breach of this code of conduct, Progen's Board of Directors or its representative will ascertain the appropriate correction and actions to be taken with the objective to correct a breach and deter a repetition of the breach. In assessing the appropriate action to be taken, the Board of Directors or its representative will consider;

     -    Nature  and  severity

     -    Level  of  intent

     -    Repeat  offence  or  one-off

     -    Prior  warning


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                                                                   PROGEN
                                                              INDUSTRIES LIMITED

Observing this code of conduct will provide assurance that the public communications issued by the Company are credible and may be relied upon by users in both domestic and international financial markets.

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